UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2013

ASPEN TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-24786	04-2739697
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Wheeler Road, Burlington, MA	01803
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 221-6400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Succession Plan

On April 24, 2013, Mark E. Fusco advised us of his intention to resign as our President and Chief Executive Officer and as a member of our board of directors.  On April 30, 2013, we announced that, effective October 1, 2013, Antonio J. Pietri, our current Executive Vice President, Worldwide Field Operations, would succeed Mr. Fusco as our President and Chief Executive Officer. Messrs. Fusco and Pietri will continue to serve in their present roles until October 1, 2013. On April 30, 2013, we also announced that Mr. Pietri was elected to serve as a Class I director, commencing as of July 1, 2013 and continuing until our 2015 annual meeting of stockholders. It is expected that Mr. Pietri will not serve on any committee of the board.

Mr. Pietri has served as our Executive Vice President, Worldwide Field Operations since 2007. He served as our Senior Vice President and Managing Director for the Asia-Pacific region from 2002 to 2007 and held various other positions with our company from 1996 until 2002. He holds an M.B.A. from the University of Houston and a B.S. in Chemical Engineering from the University of Tulsa. Mr. Pietri is 47 years old.

Compensatory Arrangements

Offer Letter

Under the terms of an offer letter we entered into with Mr. Pietri as of April 24, 2013, he will receive an initial annual salary of $500,000, beginning July 1, 2013. Mr. Pietri also will be eligible to participate in the Executive Annual Incentive Bonus Plan for the year ending June 30, 2014, when adopted, with an annual bonus target of $500,000. He is entitled to be granted, on or about August 1, 2013, $2,500,000 of stock awards, which will be comprised 75% of restricted stock units and 25% of options to purchase shares of our stock, subject in each case to the terms and conditions of the applicable existing equity incentive plan, the agreement or agreements to be executed to evidence such awards, and applicable law.

Executive Retention Agreements

Mr. Pietri is currently party to an Amended and Restated Executive Retention Agreement, dated July 31, 2009, with us, which we refer to as the Current Retention Agreement. The Current Retention Agreement will remain in effect until July 1, 2013, at which time an Amended and Restated Executive Retention Agreement with Mr. Pietri, which we refer to as the Amended Retention Agreement, will take effect. Under the terms of the Amended Retention Agreement, if, on or after July 1, 2013, Mr. Pietri’s employment is terminated prior to a change in control without cause, he will entitled to receive:

•                  payment of an amount equal to his annual base salary then in effect, payable over 18 months, rather than one year as provided under the Current Retention Agreement;

•                  payment of an amount equal to his total target bonus for the fiscal year, pro-rated for the portion of the fiscal year elapsed prior to termination, payable in one lump sum;

•                  payment of an amount equal to the cost to him of providing life, disability and accident insurance benefits, payable in one lump sum, for a period of 18 months, an increase from one year as provided under the Current Retention Agreement; and

•                  continuation of medical, dental and vision insurance coverage to which he was entitled prior to termination for a period of 18 months, rather than one year as provided under the Current Retention Agreement.

In addition, in the event that, on or after July 1, 2013, Mr. Pietri’s employment is terminated without cause within twelve months following a change in control or by him for good reason (which includes constructive termination, relocation, a reduction in salary or benefits, or our breach of any employment agreement with him or a failure to pay benefits when due), then, under the Amended Retention Agreement, Mr. Pietri will be entitled to the following:

•                  payment of an amount equal to the sum of (a) 1.5 multiplied by his annual base salary then in effect, an increase from one year of his annual base salary then in effect as provided under the Current Retention Agreement, and (b) the higher of his target bonus for the then-prior fiscal year or his target bonus for the then-current fiscal year, payable in a single installment;

•                  payment of an amount equal to the cost to him of providing life, disability and accident insurance benefits, payable in a single installment, for a period of 18 months, rather than one year as provided under the Current Retention Agreement;

•                  continuation of medical, dental and vision insurance coverage to which he was entitled prior to termination for a period of 18 months, rather than one year as provided under the Current Retention Agreement; and

•                  full vesting of (a) all of his options to purchase shares of our stock, which options may be exercised by him for a period of twelve months following the date of termination and (b) all restricted stock and restricted stock units then held by him.

The Amended Retention Agreement will provide that if we deem Mr. Pietri to have violated his agreement not to compete with us, we will be entitled to stop paying the above amounts upon notice to Mr. Pietri.

The Amended Retention Agreement will further provide that the total payments received by Mr. Pietri relating to termination of his employment will be reduced to an amount equal to the highest amount that could be paid to him without subjecting such payment to excise tax as a parachute payment under Internal Revenue Code Section 4999, provided that no reduction shall be made if the amount by which these payments are reduced exceeds 110% of the value of any additional taxes that he would incur if the total payments were not reduced.

The Amended Retention Agreement will terminate on the earliest to occur of (a) July 31, 2015, (b) the first anniversary of a change in control and (c) our payment of all amounts due to Mr. Petri following a change in control. The Amended Retention Agreement also will be subject to automatic renewal on August 1 of each year, unless we give notice of termination at least six months prior to the renewal date, rather than seven days as provided under the Current Retention Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN TECHNOLOGY, INC.

Date: April 30, 2013	By:	/s/ Frederic G. Hammond
Frederic G. Hammond
Senior Vice President and General Counsel